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COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDENDS
                             (AMOUNTS IN THOUSANDS)



                                                                                                      EXHIBIT 12(b)
                                                                                                      -------

                                                                                                                       QUARTER
                                                                                                                        ENDED
                                                                           YEAR ENDED DECEMBER 31,                    MARCH 31,
                                                            --------------------------------------------------------  ---------
                                                             1991       1992       1993           1994       1995       1996
                                                            --------------------------------------------------------  ---------
PRETAX INCOME (LOSS) FROM CONTINUING OPERATIONS             ($6,208)   ($3,284)    $9,349        $21,352    $25,505     $11,216
                                                            --------------------------------------------------------  ---------

                                                            ------------------------------------------------------------------
FIXED CHARGES:
INTEREST EXPENSE INCLUDING AMORTIZATION OF DEFERRED
COST AND CAPITALIZED INTEREST                               $26,449    $25,509    $15,100        $22,496    $32,107     $7,828
GROUND RENT 33%                                                 $44        $44        $44            $44        $44        $11

PREFERRED DIVIDENDS                                                                                          $1,255     $3,550

PROPORTIONATE SHARE OF FIXED CHARGES OF 50% OWNED JOINT
VENTURE ACCOUNTED FOR USING EQUITY METHOD OF ACCOUNTING      $1,197     $1,165     $1,073         $1,063     $2,361     $2,795
                                                            --------------------------------------------------------  --------
                  TOTAL FIXED COSTS                         $27,690    $26,718    $16,217        $23,603    $35,767    $14,184
                                                            --------------------------------------------------------  --------
CAPITALIZED INTEREST DURING THE PERIOD                           $0         $0       ($40)       ($1,073)   ($2,748)     ($937)
PREFERRED DIVIDENDS                                                                                         ($1,255)   ($3,550)
AMORTIZATION OF CAPITALIZED INTEREST DURING THE PERIOD         $134       $134       $134           $135       $171        $64
                                                            --------------------------------------------------------  --------
EARNINGS BEFORE INCOME TAXES AND FIXED CHARGES              $21,616    $23,568    $25,660 (1)    $44,017    $57,440    $20,977
                                                            ==================================================================
RATIO OF EARNINGS TO FIXED CHARGES                             0.78       0.88       1.58 (1)       1.86       1.61       1.48
                                                            ==================================================================
FIXED CHARGES IN EXCESS OF EARNINGS                          $6,074     $3,150
                                                            ==================
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(1) INCLLUDED IN EARNINGS FOR 1993 WAS A NONRECURRING CHARGE OF $2,641 BEFORE
INCOME TAXES RELATING TO TRANSFER TAXES, TITLE COSTS AND LENDER CONSENT FEES
ASSOCIATED WITH THE TRANSFER OF THE INITIAL PORTFOLIO OF PROPERTIES TO THE
COMPANY.  IF SUCH CHARGES HAD NOT OCCURRED THE RATIO OF EARNINGS TO FIXED
CHARGES WOULD HAVE BEEN 1.75.